CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2021, relating to the financial statements and financial highlights of Steward Funds, Inc., comprising Steward Covered Call Income Fund, Steward Global Equity Income Fund, Steward International Enhanced Index Fund, Steward Large Cap Enhanced Index Fund, Steward Select Bond Fund and Steward Small-Mid Cap Enhanced Index Fund, for the year ended April 30, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Information” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.

Chicago, Illinois

August 24, 2021

NTAC:3NS-20